Exhibit 99.1

Press Release

GOLDFIELD ANNOUNCES SECOND QUARTER 2011 RESULTS

MELBOURNE, Florida, August 8, 2011 - The Goldfield Corporation (NYSE Amex: GV) today announced results for the six and three months ended June 30, 2011. The Goldfield Corporation is a leading provider of electrical construction services in the Southeast with operations throughout the United States. Goldfield is also engaged in real estate development activities.

Revenue for the six months ended June 30, 2011, decreased 4.1% to $16.4 million from $17.1 million in the like period last year. This decrease in revenue was mainly due to the decrease in electrical construction revenue. The Company’s operating income for the six months ended June 30, 2011, improved to $79,000, compared to an operating loss of $220,000, in the same period in 2010.

Revenue for the three months ended June 30, 2011, decreased 12.8% to $7.5 million from $8.6 million for the three months ended June 30, 2010. The Company’s operating income for the three months ended June 30, 2011, improved to $80,000, compared to an operating loss of $366,000 in 2010.

For the six months ended June 30, 2011, the electrical construction segment had revenue of $15.6 million and operating income of $1.1 million, compared to revenue of $16.2 million and operating income of $932,000 in the same prior year period. The decrease in revenue was mainly due to a decrease in the volume of fiber optic cable installation and fiber splicing work, during the six month period ended June 30, 2011. The increase in operating income was largely the result of improved productivity coupled with higher margin projects. For the three months ended June 30, 2011, the electrical construction segment had revenue of $7.5 million and operating income of $797,000, compared to revenue of $8.6 million and operating income of $337,000 in 2010. The decrease in revenue was mainly due to a decrease in activity in fiber optic work during the second quarter 2011. The increase in operating income was largely the result of improved productivity on several transmission projects.

For the six months ended June 30, 2011, the real estate development segment had revenue of $776,000 and operating income of $156,000, compared to revenue of $896,000 and operating income of $170,000, in the prior year period. During the six months ended June 30, 2011, the Company sold two condominium units from the Pineapple House project, compared to three such units in the same period last year. For the three months ended June 30, 2011, the real estate development segment had rental revenue of $10,000, compared to no revenue for the three months ended June 30, 2010. Real estate development operations had an operating loss of $69,000 for the three months ended June 30, 2011, compared to an operating loss of $81,000 during the same period in 2010, an improvement of $13,000. This improvement was mainly due to the aforementioned rental revenue.

Net income for the six months ended June 30, 2011, was $21,000 or $0.00 per share, compared to a net loss of $275,000 or ($0.01) net loss per share, in the comparable prior year period. Net income for the three months ended June 30, 2011, was $32,000 or $0.00 per share, compared to a net loss of $389,000 or ($0.02) loss per share, in the comparable prior year quarter.

Commenting on the Company’s second quarter results, John H. Sottile, Goldfield’s President and Chief Executive Officer stated, “Given the Company’s ongoing expansion efforts in our electrical construction operations, I am pleased that we have been able to increase our productivity, as reflected in our improved operating results.” With respect to the Company’s real estate development operations, Mr. Sottile noted, “we have continuing sales at Pineapple House at prices above our carrying values. With only three units remaining unsold in our only real estate project, Pineapple House, our remaining exposure to the depressed Florida real estate market is extremely limited.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry throughout most of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Electrical construction	$7,460,544	$8,563,811	$15,615,074	$16,200,734
Real estate development	9,900	—	775,772	896,026

Total revenue	7,470,444	8,563,811	16,390,846	17,096,760

Costs and expenses
Electrical construction	5,786,562	7,454,303	12,795,541	13,730,330
Real estate development	263	(140)	430,889	493,378
Selling, general and administrative	807,143	751,312	1,554,208	1,651,798
Depreciation	790,897	724,594	1,525,032	1,441,438
Loss on sale of assets	5,727	—	6,442	—

Total costs and expenses	7,390,592	8,930,069	16,312,112	17,316,944

Total operating income (loss)	79,852	(366,258)	78,734	(220,184)

Other income (expenses), net
Interest income	6,052	6,896	12,686	14,166
Interest expense, net	(40,070)	(35,527)	(67,073)	(68,774)
Other income, net	4,862	15,178	25,245	24,926

Total other income (expenses), net	(29,156)	(13,453)	(29,142)	(29,682)

Income (loss) from continuing operations before income taxes	50,696	(379,711)	49,592	(249,866)

Income tax provision	19,737	9,552	29,893	24,711

Income (loss) from continuing operations	30,959	(389,263)	19,699	(274,577)

Gain from discontinued operations, net of tax provision of $0 in 2011	992	—	992	—

Net income (loss)	$31,951	$(389,263)	$20,691	$(274,577)

Income (loss) per share of common stock — basic and diluted
Continuing operations	$0.00	$(0.02)	$0.00	$(0.01)
Discontinued operations	0.00	—	0.00	—

Net income (loss)	$0.00	$(0.02)	$0.00	$(0.01)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,521,997	$4,174,518
Accounts receivable and accrued billings, net	3,991,815	4,393,659
Real estate inventory	633,233	774,584
Costs and estimated earnings in excess of billings on uncompleted contracts	639,868	1,254,054
Prepaid expenses	667,253	304,802
Other current assets	194,552	172,070

Total current assets	9,648,718	11,073,687

Property, buildings and equipment, at cost, net	10,659,609	8,232,306
Notes receivable, less current portion	217,609	237,714
Deferred charges and other assets	1,611,798	1,415,775

Total assets	$22,137,734	$20,959,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,973,734	$2,418,056
Current portion of notes payable	991,429	1,176,552
Other current liabilities	106,610	279,304

Total current liabilities	3,071,773	3,873,912
Other accrued liabilities	—	17,094
Notes payable, less current portion	4,586,794	2,610,000

Total liabilities	7,658,567	6,501,006

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,475,706)	(5,496,397)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,479,167	14,458,476

Total liabilities and stockholders’ equity	$22,137,734	$20,959,482